BeesFree Announces Capital Raise

WEST PALM BEACH, Fla., Oct. 12, 2012 /PRNewswire/ -- BeesFree, Inc. (OTC QB: BEES), the worldwide distributor of BeesVita Plus™, an innovative composite food supplement for honeybees that strengthens the bee's immune system and prevents the effects of Colony Collapse Disorder (CCD), today announced it has consummated a private placement for an aggregate of approximately $542,000 through the issuance of preferred stock and warrants.

"This is an exciting time. We are moving into the manufacturing phase in the European Union," said David Todhunter, Chief Executive Officer of BeesFree, Inc. "We now have the funds necessary to produce and ship our product which will result in the generation of our first revenues. We expect to start shipping product in this calendar quarter."

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities. None of the shares to be issued to the investors nor the shares underlying the preferred stock and warrants issued to the investors will be or have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About BeesFree, Inc.
BeesFree, Inc. (OTC QB: BEES), a company focused on developing innovative solutions for the global beekeeping community, owns a patent pending composite food solution that helps honeybees avoid the effects of Colony Collapse Disorder (CCD). Visit www.beesfree.biz to learn more about why the bees are disappearing, and how beekeepers can combat the honey bee decline.

Forward-Looking Statements
Statements about the future expectations of BeesFree, Inc. and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BeesFree, Inc. intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, Bees Free actual results could differ materially from expected results.

Contact
Investor Relations Contact:
TPW Capital, Inc.
Thomas Walsh, President
Telephone: (201) 424-4573
Email: Marketing@beesfree.biz